EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


                         EASTGROUP PROPERTIES ANNOUNCES
                           FIRST QUARTER 2007 RESULTS

o Funds from Operations of $17.1 Million or $.72 Per Share, an Increase of 1.4%; Excluding Land Sales, the Increase was 5.9%
o    Net Income  Available  to Common  Stockholders  of $5.9 Million or $.25 Per
     Share
o    Same   Property  Net  Operating   Income   Growth  of  4.4%,   6.1%  Before
     Straight-Line Rent Adjustments
o    $68 Million Invested in Acquisitions and Development During the Quarter
o 21 Development Projects with Projected Costs of $121 Million Under Construction or In Lease-Up
o    Percentage Leased 96.7%, Occupancy 96.1% - Highest Levels Since 2000
o Paid 109th Consecutive Quarterly Dividend - $.50 Per Share, an Increase of 2% Compared to the Previous Quarterly Dividend
o    Debt-to-Total Market Capitalization of 29.4% at Quarter End
o    Interest Coverage of 3.9x and Fixed Charge Coverage of 3.5x

JACKSON, MISSISSIPPI, April 24, 2007 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three months ended March 31, 2007.

FUNDS FROM OPERATIONS

For the quarter ended March 31, 2007, funds from operations (FFO) was $.72 per share compared with $.71 for the same period of 2006, an increase of 1.4% per share; excluding land sales, the increase was 5.9% per share. The three months ended March 31, 2006 included a $.03 per share gain on land sales.

The  increase  in FFO was mainly due to higher  property  net  operating  income
(PNOI) of $2,782,000 (a 12.0% increase in PNOI). This increase in PNOI was primarily attributable to $1,067,000 from newly developed properties, $1,013,000 from same property growth, and $727,000 from 2006 and 2007 acquisitions.

PNOI from same properties increased 4.4% for the quarter; 6.1% before straight-line rent adjustments. Rental rate increases on new and renewal leases (5.3% of total square footage) averaged 11.4% for the quarter; 4.0% before straight-line rent adjustments.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release. Reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, are presented in the attached schedule "Reconciliations of Other Reporting Measures to Net Income."

David H. Hoster II, President and CEO, stated, "We are pleased with our increased occupancy of 96.1% at March 31, 2007, which is the highest occupancy level since the third quarter of 2000. In addition, we continue to experience growth in FFO per share with the first quarter of 2007 representing our eleventh consecutive quarter of increased FFO per share compared to the previous year's quarter. It was also the fifteenth consecutive quarter of positive same property results both with and without the straight-lining of rents, which illustrates the ongoing strength of our property operations."

                                     -MORE-

       P.O. Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.25 for both of the three month periods ended March 31, 2006 and 2007. The three months ended March 31, 2006 included $.05 per share gain on the sale of real estate investments compared to none in the same period of 2007.

DEVELOPMENT

During the first quarter, EastGroup transferred two development properties to the portfolio: an 85,000 square foot building in Chandler, Arizona and a 61,000 square foot one in Tampa, Florida, with a combined investment of $9,079,000. Both properties are 100% leased.

In March, the Company purchased Centennial Park Distribution Center in Denver, Colorado for $4,100,000. The property was built in 1990, contains 68,000 square feet and is located near Centennial Airport in southeast Denver. The business distribution property is currently vacant, and EastGroup plans to redevelop it as a multi-tenant facility.

Also, during the first quarter, EastGroup started construction on: Southridge VII (92,000 square feet) in Orlando and three buildings at Wetmore II (158,000 square feet) in San Antonio with a combined projected investment (not including Centennial) of $17.5 million.

At March 31, 2007, EastGroup had 21 development properties containing 1,623,000 square feet with a projected total cost of approximately $121 million either in lease-up or under construction. These properties were collectively 37% leased at March 31, 2007 and 38% at April 24, 2007.

EastGroup recently executed a ten-year lease for a 404,000 square foot build-to-suit development in its Southridge Commerce Park in Orlando. The projected cost of this development is approximately $20 million, and construction is expected to begin in July 2007 with occupancy projected in the second quarter of 2008. Including this build-to-suit, EastGroup will have 22 development properties containing over two million square feet with a projected total cost of approximately $141 million either in lease-up or under construction.

Mr. Hoster stated, "EastGroup's development program is the strongest it has ever been in the history of EastGroup. This is a reflection of both the strong leasing activity at our development properties and the vibrancy of our development submarkets. Our development program has been and, we believe, will continue to be a creator of shareholder value and a major contributor to our future growth in FFO."

PROPERTY ACQUISITIONS

EastGroup's acquisition activity was robust in the first quarter with the purchase of four operating properties for a total of $43.8 million. These properties are located in three different cities and contain over 900,000 square feet.

In January, the Company purchased North Stemmons III (60,000 square feet) in Dallas for $2,850,000. North Stemmons III is located in an existing EastGroup submarket in Dallas and will complement EastGroup's current presence there. The building is 100% leased to a single customer.

Also in January, EastGroup continued its expansion into the Charlotte market and acquired three additional business distribution buildings for a purchase price of $9,300,000. Westinghouse Distribution Center, which was constructed in 1983, contains 104,000 square feet and is 100% leased to three customers. Lindbergh Business Park I and II, built in 2001 and 2003, have 77,000 square feet in two buildings and are 69% leased to five customers. In total, the buildings are 87% leased.

In March, EastGroup also acquired Nations Ford Business Park in Charlotte, North Carolina for a purchase price of $21,125,000. Nations Ford consists of four buildings containing a total of 456,000 square feet and was built in two phases in 1988 and 1994. The multi-tenant complex is currently 100% leased to 15 customers.


                                     -MORE-

        P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441

David H. Hoster II, President and CEO stated, "The acquisition of Nations Ford Business Park is EastGroup's third multi-building purchase in Charlotte over the past three months and increases our ownership there to 959,000 square feet. We plan to continue pursuing both acquisition and potential development opportunities as Charlotte's market conditions permit."

Also in March, EastGroup acquired four buildings in the Fairgrounds Business Park in San Antonio for $10,550,000. The buildings, which were constructed in 1985 and 1986, contain a total of 231,000 square feet and are currently 80% leased to six customers.

David H. Hoster II, President and CEO stated, "The acquisition of Fairgrounds Business Park is EastGroup's fourth investment in San Antonio and increases our ownership to 1,533,000 square feet including four properties under development. Fairgrounds is in the northwest submarket of San Antonio and complements our Alamo Downs Distribution Center (253,000 square feet, 100% leased) which is in the same business park."

DIVIDENDS

EastGroup paid dividends of $.50 per share of common stock in the first quarter of 2007, which was the 109th consecutive quarterly distribution to EastGroup's common stockholders. This dividend represented an increase of 2% over the previous quarter's distribution and made 2007 the fifteenth consecutive year of dividend increases. The annualized dividend rate of $2.00 per share yields 3.9% on the closing stock price of $50.86 on April 23, 2007.

EastGroup  also paid  quarterly  dividends  of $.4969  per share on its Series D
Preferred Stock on April 16, 2007 to stockholders of record as of March 30, 2007.

STRONG FINANCIAL POSITION

EastGroup's balance sheet continues to be strong and flexible with debt-to-total market capitalization of 29.4% at March 31, 2007. For the quarter, the Company had an interest coverage ratio of 3.9x and a fixed charge coverage ratio of 3.5x. Total debt at March 31, 2007 was $518.5 million with floating rate bank debt comprising $104.3 million of that total.

OUTLOOK FOR 2007

FFO per share for 2007 is estimated to be in the range of $2.93 to $3.03. Diluted EPS for 2007 is estimated to be in the range of $1.00 to $1.10. The table below reconciles projected net income to projected FFO.

                                                                                        Low Range                  High Range
                                                                                   Q2 2007      Y/E 2007      Q2 2007      Y/E 2007
                                                                                ----------------------------------------------------
Net income                                                                      $   6,660         26,490        7,136        28,868
Dividends on preferred shares                                                        (656)        (2,624)        (656)       (2,624)
                                                                                ----------------------------------------------------
Net income available to common stockholders                                         6,004         23,866        6,480        26,244
Depreciation and amortization                                                      11,350         45,795       11,350        45,795
                                                                                ----------------------------------------------------
Funds from operations available to common stockholders                          $  17,354         69,661       17,830        72,039
                                                                                ====================================================

Diluted shares                                                                     23,773         23,758       23,773        23,775

Per share data (diluted):
Net income available to common stockholders                                     $    0.25           1.00         0.27          1.10
Funds from operations available to common stockholders                          $    0.73           2.93         0.75          3.03


                                     -MORE-

        P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441

The following assumptions were used:

o Average occupancy of 94.0% to 96.5%.
o Same property NOI increase of 1% to 4%.
o Non-same property NOI:
          - Development properties not transferred to the portfolio as of January 1, 2006 contributing PNOI of $.36 per share.
          - Dispositions of operating properties totaling $10 million over the remainder of 2007.
          - Additional operating property acquisitions of $15 million over the remainder of 2007.
o No additional lease termination fees other than those recorded in first quarter ($15,000).
o No sales of nondepreciable real estate.
o Floating rate bank debt at an average rate of 6%.
o New fixed rate debt of $50 million in August 2007 at 5.7%.

DEFINITIONS

The Company's chief decision makers use two primary measures of operating results in making decisions: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations available to common stockholders (FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' definition, as net income (loss) computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO as defined by the Company refers to FFO available to common stockholders as it excludes dividends on preferred stock.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provides supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its first quarter and review the Company's current operations on Wednesday, April 25, 2007, at 11:00 A.M. Eastern Time. A live broadcast of the conference call is available by dialing 1-800-895-1715 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net. If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Wednesday, April 25, 2007. The telephone replay will be available until Wednesday, May 2, 2007, and can be accessed by dialing 1-800-839-3740. Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Wednesday, May 2, 2007.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the reports section of the Company's website at www.eastgroup.net.


                                     -MORE-

        P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona and California. The Company's goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range. The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup's portfolio currently includes 23.1 million square feet with an additional 1,397,000 square feet of properties under development. EastGroup Properties, Inc. press releases are also available on the Company's website.

FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

o    changes in general economic conditions;
o    the extent of tenant defaults or of any early lease terminations;
o the Company's ability to lease or re-lease space at current or anticipated rents;
o    changes in the supply of and demand for industrial/warehouse properties;
o    increases in interest rate levels;
o    increases in operating costs;
o    the availability of financing;
o    natural disasters and the Company's ability to obtain adequate insurance;
o    changes in governmental regulation, tax rates and similar matters; and
o other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule or that development or operating costs may be greater than anticipated.

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.





                                     -MORE-

        P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                      Three Months Ended
                                                                                           March 31,
                                                                                -----------------------------
                                                                                   2007                2006
                                                                                -----------------------------
REVENUES
Income from real estate operations                                              $   36,086            32,178
Other income                                                                            25                19
                                                                                -----------------------------
                                                                                    36,111            32,197
                                                                                -----------------------------
EXPENSES
Expenses from real estate operations                                                10,084             8,958
Depreciation and amortization                                                       11,195            10,321
General and administrative                                                           2,029             1,808
                                                                                -----------------------------
                                                                                    23,308            21,087
                                                                                -----------------------------

OPERATING INCOME                                                                    12,803            11,110

OTHER INCOME (EXPENSE)
  Equity in earnings of unconsolidated investment                                       76                74
  Interest income                                                                       22                22
  Interest expense                                                                  (6,171)           (6,335)
  Minority interest in joint ventures                                                 (150)             (137)
                                                                                -----------------------------
INCOME FROM CONTINUING OPERATIONS                                                    6,580             4,734
                                                                                -----------------------------

DISCONTINUED OPERATIONS
  Income from real estate operations                                                     -               359
  Gain on sale of real estate investments                                                7             1,068
                                                                                -----------------------------
INCOME FROM DISCONTINUED OPERATIONS                                                      7             1,427
                                                                                -----------------------------

NET INCOME                                                                           6,587             6,161

Preferred dividends-Series D                                                           656               656
                                                                                -----------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                     $    5,931             5,505
                                                                                =============================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                                             $     0.25              0.19
  Income from discontinued operations                                                 0.00              0.06
                                                                                -----------------------------
  Net income available to common stockholders                                   $     0.25              0.25
                                                                                =============================

  Weighted average shares outstanding                                               23,531            21,881
                                                                                =============================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                                             $     0.25              0.19
  Income from discontinued operations                                                 0.00              0.06
                                                                                -----------------------------
  Net income available to common stockholders                                   $     0.25              0.25
                                                                                =============================

  Weighted average shares outstanding                                               23,769            22,208
                                                                                =============================

Dividends declared per common share                                             $     0.50              0.49

                           EASTGROUP PROPERTIES, INC.
            RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                      Three Months Ended
                                                                                          March 31,
                                                                                -----------------------------
                                                                                   2007                2006
                                                                                -----------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

Income from real estate operations                                              $   36,086            32,178
Expenses from real estate operations                                               (10,084)           (8,958)
                                                                                -----------------------------

PROPERTY NET OPERATING INCOME (PNOI)                                                26,002            23,220

Equity in earnings of unconsolidated investment
    (before interest and depreciation)                                                 197               196
Interest income                                                                         22                22
Other income                                                                            25                19
General and administrative expense                                                  (2,029)           (1,808)
                                                                                -----------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
    AMORTIZATION (EBITDA)                                                           24,217            21,649

Income from discontinued operations (before depreciation and amortization)               -               645
Interest expense (1)                                                                (6,171)           (6,335)
Interest expense from unconsolidated investment                                        (88)              (89)
Minority interest in earnings (before depreciation and amortization)                  (188)             (174)
Gain on sale of nondepreciable real estate                                               7               649
Dividends on Series D preferred shares                                                (656)             (656)
                                                                                -----------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS                        17,121            15,689

Depreciation and amortization from continuing operations                           (11,195)          (10,321)
Depreciation and amortization from discontinued operations                               -              (286)
Depreciation from unconsolidated investment                                            (33)              (33)
Minority interest depreciation and amortization                                         38                37
Gain on sale of depreciable real estate investments                                      -               419
                                                                                -----------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                          5,931             5,505

Dividends on preferred shares                                                          656               656
                                                                                -----------------------------

NET INCOME                                                                      $    6,587             6,161
                                                                                =============================
DILUTED PER COMMON SHARE DATA: (2)
Income from continuing operations                                               $     0.25              0.19
Income from discontinued operations                                                   0.00              0.06
                                                                                -----------------------------
Net income available to common stockholders                                     $     0.25              0.25
                                                                                =============================

Funds from operations available to common stockholders                          $     0.72              0.71
                                                                                =============================

Weighted average shares outstanding for EPS and FFO purposes                        23,769            22,208
                                                                                =============================

(1) Net of capitalized interest of $1,440,000 and $919,000 for the three months ended March 31, 2007 and 2006, respectively.

(2) Assumes dilutive effect of common stock equivalents.